Exhibit 4.1

EXECUTION VERSION

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

$[•]	New York, New York

November 4, 2025

WESTROCK COFFEE COMPANY
5% Convertible Senior Note due 2031

Unless this Note is otherwise converted pursuant to Article 4, Westrock Coffee Company, a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of [•] (or, if such Person has ceased to be a party hereto pursuant to an Assignment and Acceptance executed in accordance with Section 2.2, then instead such Person that becomes the holder of this Note pursuant to Section 2.2, the “Holder”), the principal amount of [•] (U.S. $[•]), on February 15, 2031 (the “Maturity Date”), and to pay interest at the time, in the form and at the rate set forth herein. Certain capitalized terms used herein without definition shall have the meanings assigned to them in Article 9. This Note is issued at 12:01 am eastern time on November 4, 2025, in accordance with and subject to the following terms and conditions:

ARTICLE 1

PRINCIPAL AND INTEREST; PAYMENTS, GENERALLY

Section 1.1.Principal and Interest.

(a)On the Maturity Date, the Company shall pay to the order of the Holder an amount equal to the aggregate principal amount of this Note outstanding on the Maturity Date, plus accrued and unpaid interest thereon, except to the extent that this Note is earlier repurchased, repaid or converted in accordance with the terms of this Note.

(b)Interest shall be payable in cash semi-annually in arrears on each February 15 and August 15, commencing February 15, 2026 (each such date, an “Interest Payment Date”). Until the principal amount of this Note is paid in full or the full principal amount of this Note has been converted as provided in Article 4 hereof, interest shall accrue on the unpaid principal amount of this Note at the rate of 5.00% per annum from the later of the date hereof and the most recent Interest Payment Date for which the applicable interest payment has been made. Interest on this Note shall be computed on the basis of a 360-day year composed of twelve 30-day months.

(c)If a date for payment pursuant to this Note is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and interest shall not accrue for the intervening period.

(d)The Holder of this Note must surrender this Note to the Company to collect principal payments.

(e)The Company will pay amounts due pursuant to this Note in money of the United States that at the time of payment is legal tender for payment of public and private debts in immediately available funds (without any counterclaim, setoff, recoupment or deduction whatsoever, except as otherwise contemplated by Section 1.2) and by wire transfer to a U.S. dollar account maintained by the Holder with a bank in the United States designated in writing by the Holder. All payments in respect of this Note shall be made on the due date thereof no later than 3:00 p.m., New York, New York time. Any payment received by the Holder after 3:00 p.m., New York, New York time, on any day, will be deemed to have been received on the following Business Day.

(f)The Company agrees that to the extent that the Company makes a payment or payments hereunder, which payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Company or its successors under any Bankruptcy Law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligations, or part thereof, under this Note that have been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

Section 1.2.Withholding. Notwithstanding anything herein to the contrary, the Company shall have the right to deduct and withhold from any payment or distribution made with respect to this Note (or the issuance of Common Shares upon conversion of this Note) and/or the Common Shares issued upon conversion of this Note such amounts as are required to be deducted or withheld with respect to the making of such payment or distribution (or issuance) under any applicable tax law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes under this Note as having been paid to the Holder. In the event that the Company previously remitted any amounts to a governmental entity on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) on this Note, the Company shall be entitled to offset any such amounts against any amounts otherwise payable in respect of this Note (or Common Shares issued upon its conversion) or any Common Shares otherwise required to be issued upon its conversion.

Section 1.3.Rank. All payments due under this Note shall be senior unsecured obligations of the Company.

ARTICLE 2

TRANSFER

The Company and, by acceptance of this Note, the Holder hereby agree that the following provisions shall govern the registration, sale, assignment, or transfer of this Note.

Section 2.1.Note Registration. The Company shall keep at its principal office a register (the “Register”) in which the Company shall enter the name and address of the registered holder of this Note. References to the Holder of this Note shall mean the Person listed in the Register as the payee of this Note unless the payee shall have presented this Note to the Company for transfer and the transferee shall have been entered in the Register as a subsequent holder, in which case the term shall mean such subsequent holder. The registered holder of this Note may be treated as the owner of it for all purposes.

Section 2.2.Transfer.

(a)Without the prior written consent of the Company, the Holder shall not sell, offer to sell or enter into any agreement or contract to sell this Note other than to a controlled Affiliate of the Holder.

(b)A transfer of this Note permitted by Section 2.2(a) shall only be effected by (i) the Holder delivering this Note to the Company and (ii) the Holder executing, and the Company acknowledging, an assignment and acceptance in substantially the form attached hereto as Exhibit A in accordance with the terms and conditions of this Note (an “Assignment and Acceptance”).

(c)Any transfer of this Note permitted by Section 2.2(a) shall be recorded on the books of the Company upon the surrender of this Note, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the Holder one or more appropriate new notes (having the same terms as this Note other than with respect to the principal amount). All of the stipulations, promises and agreements in this Note made by or on behalf of the Company shall bind the successors and assigns of the Company, whether so expressed or not, and inure to the benefit of the successors and assignees of the Holder.

ARTICLE 3

OUTSTANDING NOTES

Section 3.1.Outstanding Notes. This Note (or any replacement issued in respect hereof following a partial transfer or partial conversion pursuant to Article 4) shall be considered outstanding and the only Note issued by the Company to the Holder, except for those cancelled by it, those surrendered to it for cancellation and (without limiting the generality of the foregoing) those converted. A Note also ceases to be outstanding for purposes of Article 4, if and for so long as the Company or any direct or indirect Subsidiary of the Company holds such Note.

ARTICLE 4

CONVERSION RIGHTS

Section 4.1.Conversion of Notes.

(a)Conversion.

(i)The Holder may convert this Note, in whole or in part, but solely in denominations of $1,000, in accordance with this Section 4.1 at its option:

(A)during the period commencing on May 4, 2026, and prior to the close of business on the Trading Day immediately preceding August 15, 2030, if the Closing Price for at least 20 Trading Days (whether or not consecutive) during the period of any 30 consecutive Trading Days in the immediately preceding calendar quarter is equal to or greater than 130% of the Conversion Price;

(B)during the period commencing on August 15, 2030, and prior to the close of business on the second scheduled Trading Day immediately preceding the Maturity Date, at any time; and

(C)during the 35 Trading Days following the effective date of any Fundamental Change that occurs prior to the close of business on the Trading Day immediately preceding August 15, 2030.

(ii)Any conversion pursuant to Section 4.1(a)(i) shall be made at a price equal to the Conversion Price (the date of such conversion, the “Conversion Date”) and the conversion rate shall equal the Conversion Rate. The Company’s obligation to convert this Note, subject to and in accordance with the provisions of this Article 4 (the “Conversion Obligation”), shall be subject to the conversion procedures set forth in Section 4.1(c) below.

(b)In order to exercise its option to convert this Note, the Holder must promptly (1) surrender this Note to the Company at the address specified under Section 10.1, (2) furnish appropriate endorsements and transfer documents if required by the Company, and (3) pay any transfer or similar tax, if required by applicable law. The date on which the Holder surrenders this Note to exercise its option to convert this Note and otherwise complies with all applicable requirements under this Article 4 is referred to as the “Surrender Date”. The Company shall issue the Common Shares or cash amount required by Section 4.1(c) or Section 4.1(f) no later than five (5) Business Days after the Surrender Date, provided that following a Specified Conversion Price Adjustment, the timelines set forth in Section 4.1(h) shall apply.

(c)Conversion Procedures.

(i)Subject to this Section 4.1(c), upon the surrender of this Note, or any part thereof, for conversion, the Company shall settle the Conversion Amount, at the Company’s election: (i) solely via a cash payment (“Cash Settlement”), (ii) solely via delivery of Common Shares together with cash, if applicable, in lieu of delivering any fractional Common Shares in accordance with Section 4.1(f) (“Physical Settlement”), or (iii) via a combination of cash payment and delivery of Common Shares (“Combination Settlement”), in each case, to the Holder (any such payment or issuance, the “Settlement Amount”).

(ii)The Settlement Amount shall be computed as follows:

(A)subject to Section 4.1(f), if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Physical Settlement, the Company shall (x) deliver to the Holder a number of Common Shares equal to the product of (1) 1/1000, (2) the Conversion Amount and (3) the Conversion Rate in effect on the Surrender Date, and (y) pay the Holder an amount in cash equal to the Fractional Cash Amount (if applicable);

(B)if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Cash Settlement, the Company shall pay to the Holder an amount in cash equal to the product of (1) 1/1000, (2) the Conversion Rate in effect on the Surrender Date, (3) the Conversion Amount and (4) subject to the last sentence of Section 4.1(h), the arithmetic average of the Daily VWAP of the Common Shares for each Trading Day in the 20 consecutive Trading Day period ending on the Trading Day immediately prior to Surrender Date; or

(C)subject to Section 4.1(f), if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Combination Settlement, the Company shall (x) issue to the Holder a whole number of Common Shares equal to the Combination Settlement Share Amount and (y) pay the Holder an amount in cash equal to the sum of the Combination Settlement Cash Amount and the Fractional Cash Amount (if applicable).

(iii)If this Note is surrendered in connection with a partial conversion of such Note on a Conversion Date, the Company shall execute a new note in a denomination equal to the principal amount of this Note less the Conversion Amount and otherwise on the same terms as this Note.

Notwithstanding anything in this Note or the Other Notes to the contrary, the Company shall not issue any Common Shares, that together with any Common Shares issued previously in respect of this Note or any of the Other Notes, shall cause the aggregate number of Common Shares issued in conversion of, all or part of, this Note and the Other Notes to exceed the Cap Amount.

(d)Taxes on Conversion. If the Holder converts this Note, the Holder shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Shares upon the conversion. The Company may refuse to deliver the certificates representing the Common Shares being issued or delivered to the Holder or in a name other than the Holder’s name until the Company receives a sum sufficient to pay any tax which is due on the issuance or delivery of the Common Shares to the Holder or because the Common Shares are to be issued or delivered in a name other than the Holder’s name, or until the Holder establishes, to the satisfaction of the Company, that such tax has been paid or is not payable.

(e)Issuances in Other Names. The Company may refuse to deliver the Common Shares being issued in a name other than the Holder’s name, unless the Company receives documentation reasonably acceptable to the Company that all provisions with respect to transfers pursuant to this Note have been complied with and all documents required to be delivered hereunder in connection with any transfer have been delivered to the Company.

(f)Fractional Shares. The Company shall not deliver any fractional Common Shares to satisfy Physical Settlement or Combination Settlement, and in lieu of delivering such fractional Common Shares, the Company shall pay the Holder an amount in cash equal to the product of (1) the fractional amount of Common Shares excluded from Physical Settlement or Combination Settlement as a result of this Section 4.1(f) and (2) subject to the last sentence of Section 4.1(h), the arithmetic average of the Daily VWAP of the Common Shares for each Trading Day in the 20 consecutive Trading Day period ending on the Trading Day immediately prior to the Surrender Date (the “Fractional Cash Amount”).

(g)Effect of Reorganization Transactions. Any recapitalization, reclassification or change of the Common Shares (other than changes resulting from a subdivision or combination) resulting from:

(i)any consolidation, merger or combination involving the Company, or

(ii)any statutory share exchange,

in each case, as a result of which the Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Reorganization Transaction”), then, at and after the effective time of such Reorganization Transaction, the right to convert each $1,000 principal amount of this Note shall be changed into the right to convert such principal amount of this Note into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Shares equal to the Conversion Rate immediately prior to such Reorganization Transaction would have received or been entitled to receive as result of and following such Reorganization Transaction. This Section 4.1(g) shall be without prejudice to the rights of the Holder under Section 4.1(a)(i)(C).

(h)Effect of Specified Conversion Price Adjustment. Following a Specified Conversion Price Adjustment, if any Investor tenders a 2031 Note for conversion (such Investor, the “Initiating Investor”) and the Company elects to settle such conversion by issuing Common Shares, prior to any such issuance, the Company shall send written notice (the “Cap Notice”) to all Investors no later than five (5) Business Days following the surrender by the Initiating Investor of its 2031 Note. The Cap Notice shall specify (i) the Cap Amount, (ii) the number of Common Shares the Company may issue (as of the date of the Cap Notice) in respect of all outstanding 2031 Notes without exceeding the Cap Amount (the “Remaining Cap Amount”), and (iii) the number of Common Shares that the Company would issue to the Initiating Investor if it settled the full principal amount of the 2031 Note surrendered by the Initiating Investor for Common Shares. The Investors, other than the Initiating Investor, shall have a period of five (5) Business Days following the delivery of the Cap Notice to tender all or part of their 2031 Notes for conversion (such period, the “Cap Allocation Period”). The Company shall settle the principal amount of the 2031 Notes surrendered by the Initiating Investor and the principal amount of the 2031 Notes surrendered by the other Investors (“Other Tendering Investors”) during the Cap Allocation Period no later than five (5) Business Days after the end of the Cap Allocation Period. The Common Shares that the Company elects to issue to the Initiating Investor and the Other Tendering Investors shall be allocated, as closely as possible, pro rata among the Initiating Investor and the Other Tendering Investors based on the principal amount of the 2031 Notes that each has surrendered for conversion. Prior to the settlement of the 2031 Notes surrendered by the Initiating Investor and the Other Tendering Investors, the Company shall not settle any other 2031 Notes that would reduce the Remaining Cap Amount. For purposes of calculating the cash amount payable to the Initiating Investor and the Other Tendering Investors (including in respect of fractional shares), the Company shall use the arithmetic average of the Daily VWAP of the Common Shares for each Trading Day in the 20 consecutive Trading Day period ending on the Trading Day immediately prior to surrender date of the 2031 Notes held by the Initiating Investor.

ARTICLE 5

EVENTS OF DEFAULT

Section 5.1.Events of Default. Each of the following shall be an “Event of Default”:

(a)the Company defaults in any payment of interest on this Note when due and payable, and the default continues for a period of 30 calendar days;

(b)the Company defaults in the payment of principal of this Note when due and payable on the Maturity Date, upon declaration of acceleration or otherwise;

(c)the Company fails to comply with the obligation to convert this Note upon exercise of the Holder’s conversion right, and such failure continues for a period of five Business Days;

(d)any failure by the Company to comply with its obligations under Section 6.3;

(e)any default by the Company or any of its wholly owned domestic Subsidiaries in the payment of the principal of, or interest on, any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any debt for money borrowed in excess of the greater of $7,000,000 and 10% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time in the aggregate of the Company and/or any of its wholly owned Subsidiaries, whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured, as the case may be, within 60 calendar days after written notice to the Company;

(f)a final judgment for the payment in excess of the greater of $7,000,000 and 10% of Adjusted Consolidated EBITDA for the most recently ended Test Period (excluding any amounts covered by insurance or indemnity) is rendered against the Company or any of its wholly owned Subsidiaries, which judgment is not discharged or stayed within 60 calendar days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; and

(g)the Company or any of its significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X) pursuant to or within the meaning of any Bankruptcy Law or otherwise shall be liquidated, dissolved, adjudicated insolvent, or shall fail to pay, or shall admit in writing its inability to pay, its debts as they mature, or shall make a general assignment for the benefit of creditors; or the Company or any of its significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X) shall apply for or consent to the appointment of any receiver, custodian, trustee or similar officer for it or for all or any substantial part of its property, or such receiver, custodian, trustee or similar officer shall be appointed without the application or consent of the Company or such subsidiary; or the Company or any of its significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X) shall institute (by petition, application, answer, consent or otherwise), or take any action to authorize the institution of, any bankruptcy, insolvency, reorganization, dissolution, liquidation or similar proceeding relating to the Company or such subsidiary under the laws of any jurisdiction or takes any comparable action under any foreign laws relating to insolvency; or any such proceeding shall be instituted (by petition, application or otherwise) against the Company or any of its significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X) and such proceeding shall not be dismissed within 60 days after being instituted.

Section 5.2.Acceleration of Maturity; Rescission and Annulment. If an Event of Default (other than an Event of Default specified in Section 5.1(g) with respect to the Company) occurs and is continuing, then and in every such case the Holder may declare the principal of, and all accrued and unpaid interest under, this Note to be due and payable immediately by a notice in writing to the Company. Upon any such declaration, such principal and interest shall become due and payable immediately. If an Event of Default specified in Section 5.1(g) with respect to the Company occurs, the principal of, and all accrued and unpaid interest under, this Note shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder.

Notwithstanding any of the foregoing, at any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the Holder may rescind and annul such declaration and its consequences if the Holder so notifies the Company in writing of the Holder’s desire to do so. No such rescission and annulment shall affect any subsequent default or impair any right consequent thereon.

ARTICLE 6

COVENANTS

Section 6.1.Payment of Notes. The Company shall promptly pay the principal of and interest on this Note on the dates and in the manner provided herein.

Section 6.2.Delivery of Certain IRS Forms. Concurrently with the execution of this Note and at such other times as the Company may reasonably request, the Holder shall deliver to the Company a properly completed and duly executed IRS Form W-9. At such times as the Company may reasonably request, any transferee of the Holder (or subsequent transferee) shall deliver to the Company a properly completed and duly executed IRS Form W-9 or appropriate IRS Form W-8.

Section 6.3.Mergers and Dispositions. Without the prior written consent of the Holder, the Company shall not merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or Dispose of all or substantially all of its assets in a single transaction or a series of related transactions, unless (A) no Event of Default is then continuing, and (B) (x) in the case of a merger, the Company shall be the surviving entity or if the surviving entity is not the Company, the surviving entity shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume all the obligations of the Company under this Note pursuant to a supplement hereto or (y) in the case of a Disposition of all or substantially all of its assets to any Person, such Person shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume all the obligations of the Company under this Note pursuant to a supplement hereto.

Section 6.4.Authorized Common Shares. The Company shall at all times reserve and keep available out of its authorized but unissued restricted Common Shares, for the purpose of effecting the conversion of this Note into Common Shares, such number of its duly authorized Common Shares as shall from time to time be sufficient to effect the conversion of the outstanding principal amount into Common Shares.

ARTICLE 7

[RESERVED]

ARTICLE 8

CONVERSION ADJUSTMENTS

Section 8.1.Adjustments.

(a)The Conversion Price shall, subject to Sections 8.1(h), 8.1(i) and 8.1(j), be subject to the adjustments described in this Article 8 (each such event set forth in Sections 8.1(b) through Section 8.1(g), an “Adjustment Event”).

(b)Stock Dividends and Distributions. If the Company pays dividends or other distributions on the Common Shares in Common Shares, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such dividend or distribution by the following fraction:

OS0
OS1

Where,

OS0 =	the number of Common Shares outstanding immediately prior to Ex-Date for such dividend or distribution.
OS1 =

the sum of (x) the number of Common Shares outstanding immediately prior to the Ex-Date for such dividend or distribution, plus (y) the total number of Common Shares issued in such dividend or distribution.

The adjustment pursuant to this Section 8.1(b) shall become effective at 9:00 a.m., New York City time on the Ex-Date for such dividend or distribution. For the purposes of this Section 8.1(b), the number of Common Shares at the time outstanding shall not include shares held in treasury by the Company. If any dividend or distribution described in this Section 8.1(b) is declared by the Board of Directors but not paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(c)Subdivisions, Splits and Combinations of Common Shares. If the Company subdivides, splits or combines the Common Shares, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

OS0
OS1

Where,

OS0 =	the number of Common Shares outstanding immediately prior to the effective date of such share subdivision, split or combination.
OS1 =	the number of Common Shares outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

The adjustment pursuant to this Section 8.1(c) shall become effective at 9:00 a.m., New York City time on the effective date of such subdivision, split or combination. For the purposes of this Section 8.1(c), the number of Common Shares at the time outstanding shall not include shares held in treasury by the Company. If any subdivision, split or combination described in this Section 8.1(c) is announced but the outstanding Common Shares are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding Common Shares, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(d)Debt or Asset Distributions. If the Company distributes to all or substantially all holders of Common Shares evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding a distribution of rights or warrants (as to which an adjustment is effected solely under Section 8.1(g)), an issuance solely pursuant to a Reorganization Transaction (as to which Section 4.1(g) will apply), any dividend or distribution referred to in Section 8.1(b) above, any dividend or distribution paid in cash (as to which an adjustment is effected solely under Section 4.1(f)), any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries (as to which an adjustment is effected solely under Section 4.1(e)), and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of spin-off transactions as described below), then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 – FMV
SP0

Where,

SP0 = the Current Market Price per Common Share on such date.

FMV = the fair market value of the portion of the distribution applicable to one Common Share on such date as reasonably determined by the Board of Directors; provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which such distribution is made to holders of Common Shares, for each Common Share issued upon conversion of the Note, the amount of such distribution such Holder would have received had such holder owned a number of Common Shares equal to the Conversion Rate on the Ex-Date for such distribution.

In a “spin-off”, where the Company makes a distribution to all holders of Common Shares consisting of capital stock of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit, if a Holder did not participate in such distribution with respect to such Common Shares issued upon conversion of the Note, the Conversion Price with respect to such share held by such Holder will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0+ MPs

Where,

MP0 = the average of the Daily VWAP of the Common Shares over the first ten (10) Trading Days commencing on and including the fifth (5th) Trading Day following the effective date of such distribution.

MPs = the average of the Daily VWAP of the capital stock or equity interests representing the portion of the distribution applicable to one Common Share over the first ten (10) Trading Days commencing on and including the fifth (5th) Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one Common Share on such date as reasonably determined by the Board of Directors.

Any adjustment pursuant to this Section 8.1(d) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such distribution. In the event that such distribution described in this Section 8.1(d) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(e)Self-Tender Offers and Exchange Offers. If the Company or any of its Subsidiaries successfully completes a tender or exchange offer for the Common Shares (except in an open market purchase in compliance with Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended, through an “accelerated share repurchase” on customary terms or in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) where the cash and the value of any other consideration included in the payment per Common Share exceeds the arithmetic average of the VWAP of the Common Shares for each of the ten (10) consecutive Trading Days commencing on, and including the Trading Day next succeeding the expiration date of such tender offer or exchange offer, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time prior to the commencement of the offer by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

Where,

SP0 = the arithmetic average of the VWAP of the Common Shares for each of the ten (10) consecutive Trading Days commencing on, and including the Trading Day next succeeding the expiration date of such tender offer or exchange offer.

OS0 = the number of Common Shares outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1= the number of Common Shares outstanding immediately after the expiration of the tender or exchange offer (after giving effect to such tender offer or exchange offer).

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as reasonably determined by the Board of Directors.

Any adjustment made pursuant to this Section 8.1(e) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the expiration of the tender or exchange offer. In the event that the Company or one of its Subsidiaries is obligated to purchase Common Shares pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(f)Cash Dividends. If the Company distributes to all or substantially all holders of Common Shares any cash dividend on the Common Shares, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such dividend or distribution by the following fraction:

SP0 – C
SP0

Where,

SP0 = the Current Market Price per Common Share on such date.

C = the amount in cash per share the Company distributes to all or substantially all holders of the Common Shares.

Any adjustment pursuant to this Section 8.1(f) shall become effective at 9:00 a.m., New York City time, on the Ex-Date for such distribution. In the event that the dividend described in this Section 8.1(f) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, the Holder of this Note shall receive, for each $1,000 principal amount of this Note it holds, at the same time and upon the same terms as holders of shares of the Common Shares, the amount of cash that the Holder would have received if the Holder owned a number of shares of Common Shares equal to the Conversion Rate in effect on the Ex-Date for such cash dividend or distribution.

(g)Rights, Options or Warrants. If the Company issues to all or substantially all holders of Common Shares any rights, options or warrants (other than rights, options or warrants issued pursuant to a stockholder rights plan, dividend reinvestment plan, share purchase plan or other similar plans) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase Common Shares at a price per share that is less than the arithmetic average of the VWAP of the Common Shares for each of the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately preceding the date of the announcement of such issuance, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such issuance by the following fraction:

OS0 + Y
OS0 + X

Where,

OS0 = the number of Common Shares outstanding immediately prior to Ex-Date for such issuance.

X= the total number of Common Shares issuable pursuant to such rights, options or warrants; and.

Y = the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the arithmetic average of the VWAP of the Common Shares for each of the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately preceding the date of the announcement of such issuance.

Any adjustment pursuant to this Section 8.1(g) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such distribution. To the extent that shares of the Common Shares are not delivered after the expiration of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustment with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Shares actually delivered. If such rights, options or warrants are not so issued, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect if such issuance had not been declared.

(h)No adjustment to the Conversion Price shall be made with respect to a Common Share issuable upon conversion of the Note if the Holder thereof has participated in the transaction that would otherwise give rise to an adjustment with respect to such Common Share, as a result of holding such Common Share at the time of such transaction, without having to convert such Note, as if they held the full number of Common Shares into which each such Note held by them may then be converted.

(i)Notwithstanding anything herein to the contrary, the Company shall not be required to adjust the Conversion Price pursuant to this Section 8.1:

(i)as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans;

(ii)upon the issuance of Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Shares under any plan;

(iii)upon the issuance of any Common Shares or options or rights to purchase such shares or other form of equity-based or equity-related awards (including restricted stock units) to employees (or prospective employees who have accepted an offer of employment), directors or consultants, pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(iv)upon the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security;

(v)for a change in par value of the Common Shares;

(vi)for stock repurchases that are not tender offers referred to in Section 8.1(e), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board of Directors; or

(vii)for any other issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or the right to purchase Common Shares or such convertible or exchangeable securities, except as otherwise provided in Sections 8.1(b), (c), (d), (e), (f) and (g).

(j)No adjustment to the Conversion Price will be required, unless such adjustment would require an increase or decrease of at least $0.01 of the Conversion Price; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment.

(k)After an adjustment to the Conversion Price under this Section 8.1, any subsequent event requiring an adjustment under this Section 8.1 shall cause an adjustment to each such Conversion Price as so adjusted.

(l)The Company shall promptly inform the Holder if there has been an adjustment to the Conversion Price.

(m)[Notwithstanding anything in this Note to the contrary, the Conversion Price shall not be reduced below the consolidated closing bid price (as defined in the Nasdaq rules) as of the time of the issuance of this Note.]1

ARTICLE 9

DEFINITIONS

Section 9.1.Definitions. The following terms shall have the meanings set forth below:

“2031 Notes” means this Note and the Other Notes, and each a “2031 Note”.

“Adjusted Consolidated EBITDA” has the meaning given to that term in the Credit Agreement.

“Adjustment Event” has the meaning set forth in Section 8.1(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (as used in this definition, the term “control” means the possession,

[1]	NTD: To be included only for notes purchased directly or indirectly by any officers, directors or their affiliated entities.

directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise)

“Assignment and Acceptance” has the meaning set forth in Section 2.2(b).

“Bankruptcy Law” means Title 11, United States Code, or any similar Federal, state or foreign law for the relief of debtors.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Cap Allocation Period” has the meaning set forth in Section 4.1(h).

“Cap Amount” means 19.99% of the issued and outstanding Common Shares immediately prior to the issuance of this Note. The Cap Amount shall be equitably adjusted to take into account any stock split, reverse stock split, stock dividend, combination or similar recapitalization affecting the Common Shares following the date hereof.

“Cap Notice” has the meaning set forth in Section 4.1(h).

“Capital Stock” of any Person means any and all shares, partnership, membership or other interests, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock (but excluding any debt securities convertible into such equity) and any rights to purchase, warrants, options or similar interests with respect to the foregoing.

“Cash Portion” means the portion (in dollars) of the Conversion Amount that the Company has elected to settle in cash.

“Cash Settlement” has the meaning set forth in Section 4.1(c)(i).

“Closing Price” means the closing price of the Company’s Common Shares on the Nasdaq.

“Combination Settlement” has the meaning set forth in Section 4.1(c)(i).

“Combination Settlement Cash Amount” means the amount of cash that is the product of (i) the Conversion Rate (in effect at the time of the Surrender Date), (ii) 1/1000, (iii) the Cash Portion and (iv) subject to the last sentence of Section 4.1(h), the arithmetic average of the Daily VWAP of the Common Shares for each Trading Day in the 20 consecutive Trading Day period ending on the Trading Day immediately prior to time of the Surrender Date.

“Combination Settlement Share Amount” is the number of Common Shares equal to the product of (i) the Conversion Rate (in effect at the time of the Surrender Date), (ii) 1/1000, and (iii) the amount equal to (x) the Conversion Amount less (y) the Cash Portion.

“Common Shares” means the common stock of the Company.

“Company” has the meaning set forth in the preamble.

“Conversion Amount” means the principal amount of this Note tendered by the Holder for conversion, which such amount must be a multiple of $1,000.

“Conversion Date” has the meaning set forth in Section 4.1(a)(ii).

“Conversion Obligation” has the meaning set forth in Section 4.1(a)(ii).

“Conversion Price” means, initially $5.25, subject to adjustment as provided in this Note.

“Conversion Rate” means the number of Common Shares that is equal to $1,000.00 divided by the Conversion Price.

“Credit Agreement” means that certain Credit Agreement dated as of August 29, 2022, among Westrock Beverage Solutions, LLC, the Company, Wells Fargo Bank, N.A. and the other parties thereto (as amended, amended and restated or otherwise modified from time to time).

“Current Market Price” means, on any date, the arithmetic average of the Daily VWAP of the Common Shares on each of the ten consecutive Trading Days preceding the earlier of the day before the date of the issuance, dividend or distribution in question and the day before the Ex-Date with respect to the issuance or distribution, in each case, that gives rise to an adjustment to the Conversion Price pursuant to Article 8.

“Daily VWAP” means the per share volume-weighted average price as displayed by Bloomberg (or its equivalent successor) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Common Share on such Trading Day as determined by the Board of Directors in a commercially reasonable manner using a volume-weighted average method). The “Daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Dispose” or “Disposed of” means to convey, sell, lease, sell and lease-back, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing. Notwithstanding anything to the contrary herein, “Dispose”, “Disposed of” and “Disposition” shall be deemed not to include any issuance by the Company of any of its equity interests to another Person.

“Event of Default” has the meaning set forth in Section 5.1.

“Ex-Date”, when used with respect to any issuance, dividend or distribution giving rise to an adjustment to the Conversion Price pursuant to Article 8, means the first date on which the Common Shares trade without the right to receive the issuance, dividend or distribution.

“Fractional Cash Amount” has the meaning set forth in Section 4.1(f).

“Fundamental Change” shall be deemed to have occurred at the time after November 4, 2025, if any of the following occurs prior to the Maturity Date:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than any such person or group that was an equityholder of the Company’s predecessor company, Westrock Coffee Holdings, LLC, immediately prior to its conversion into the Company) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Shares representing more than 50% of the voting power of the Common Shares;

(b) the consummation of (A) any recapitalization, reclassification or change of the Common Shares (other than changes resulting from a subdivision or combination) as a result of which the Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets (other than a transaction described in clause (B) below); (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Shares will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s wholly-owned Subsidiaries; provided, however, that a transaction described in clauses (A), (B) or (C) in which the holders of all classes of the Company’s common equity securities immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity securities of the continuing, resulting or surviving entity, transferee, or the parent company of the foregoing entities immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b); or

(c) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

provided, however, that a transaction or transactions described in clauses (a) or (b) above shall not constitute a Fundamental Change if at least 90% of the consideration received or to be received by the holders of Common Shares, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ statutory appraisal rights, in connection with such transaction or transactions consists of common equity that is listed or quoted on any of The New York Stock Exchange or any market of The NASDAQ Stock Market LLC (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions this Note becomes convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ statutory appraisal rights.

“Holder” has the meaning set forth in the preamble, as further described in Section 2.1.

“Initiating Investor” has the meaning set forth in Section 4.1(h).

“Interest Payment Date” has the meaning set forth in Section 1.1(b).

“Investor” means a holder of the 2031 Notes.

“Legal Holiday” means a Saturday, a Sunday or other day on which banking institutions are not open for general business in New York.

“Maturity Date” has the meaning set forth in the preamble.

“New York Court” has the meaning set forth in Section 10.4(b).

“Note” means this Note, as amended, supplemented, extended, restated, renewed, replaced, refinanced or otherwise modified, in each case from time to time and whether in whole or in part.

“Other Notes” means the other notes issued and sold substantially concurrently with this Note, and having substantially the same terms as this Note (other than with respect to the principal amount, Section 7.1, and Section 8.1(m)), for an aggregate principal amount (together with this Note) of $30,000,000.

“Other Tendering Investors” has the meaning set forth in Section 4.1(h).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Physical Settlement” has the meaning set forth in Section 4.1(c)(i).

“Preferred Stock”, as applied to Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Register” has the meaning set forth in Section 2.1.

“Remaining Cap Amount” has the meaning set forth in Section 4.1(h).

“Reorganization Transaction” has the meaning set forth in Section 4.1(g).

“Securities Act” has the meaning set forth in the legend of this Note.

“Series A Preferred Shares” means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Settlement Amount” has the meaning set forth in Section 4.1(c)(i).

“Specified Conversion Price Adjustment” means an adjustment to the Conversion Price under Section 8.1 that would cause the Common Shares obtained by dividing the aggregate principal amount of this Note and the Other Notes, as of the date hereof, by the Conversion Price following such adjustment to exceed the Cap Amount.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

“Surrender Date” has the meaning set forth in Section 4.1(b).

“Test Period” has the meaning given to that term in the Credit Agreement.

“Trading Day” means the day on which trading in the Common Shares generally occurs on the Nasdaq (or, if the Common Shares are not traded on Nasdaq, on such other U.S. national securities exchange on which such Common Shares are then traded or, if not so traded, in the over-the-counter market).

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled at the time to vote in the election of directors, managers or trustees thereof.

Section 9.2.Interpretation. Unless the context otherwise requires:

(a)a term has the meaning assigned to it;

(b)an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles;

(c)references to “generally accepted accounting principles” shall mean generally accepted accounting principles in effect as of the time when and for the period as to which such accounting principles are to be applied;

(d)“or” is not exclusive;

(e)words in the singular include the plural, and words in the plural include the singular;

(f)provisions apply to successive events and transactions;

(g)“including” means including without limitation; and

(h)any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified.

ARTICLE 10

MISCELLANEOUS

Section 10.1.Notices. Any notice or communication to be given according to the terms of this Note shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight courier (a) if to the Company, to: Westrock Coffee Company, 4009 N. Rodney Parham Road, 4th Floor, Little Rock, Arkansas 72212, Attention: Robert P. McKinney, Chief Legal Officer; with a copy to: Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attention: Brandon C. Price; and Gregory E. Pessin (or to such other address or addresses as shall be designated to the Holder in writing) and (b) if to the Holder, at its address as set forth in the Register (it being understood that the address of the initial Holder is the address entered into the Register on the date hereof). Failure to mail a notice or communication to the Holder or any defect in it shall not affect its sufficiency with respect to the Holder.

Section 10.2.No Recourse Against Others. A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under this Note or for any claim based on, in respect of or by reason of such obligations or their creation. The Holder, by accepting this Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

Section 10.3.Amendment. Subject to the terms of Article 5, the provisions of this Note may be amended, modified or waived if the Holder shall, by written consent delivered to the Company, consent to such amendment, modification or waiver; provided, however, that no such waiver shall extend to or affect any covenant set forth herein except to the extent so expressly waived and, until such waiver shall become effective, the obligations of the Company in respect of any such covenant shall remain in full force and effect.

Section 10.4.Governing Law; Jurisdiction; Waiver of Trial by Jury.

(a)This Note shall be construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws provisions thereof.

(b)The Company hereby irrevocably submits (and by its acceptance hereof, the Holder hereby irrevocably submits) to the jurisdiction of any court of the State of New York located in the County of New York or the United States District Court for the Southern District of the State of New York, any appellate courts from any thereof (any such court, a “New York Court”), for the purpose of any suit, action or other proceeding arising out of or relating to this Note or under any applicable securities laws and arising out of the foregoing, which is brought by or against the Company, and the Company hereby irrevocably agrees (and by its acceptance hereof, the Holder hereby irrevocably agrees) that all claims in respect of any such suit, action or proceeding will be heard and determined in any New York Court. The Company hereby agrees (and by its acceptance hereof, the Holder hereby agrees) not to commence any action, suit or proceeding relating to this Note other than in a New York Court except to the extent mandated by applicable law. The Company hereby waives (and by its acceptance hereof, the Holder hereby waives) any objection that it may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding was brought in an inconvenient court and agree not to plead or claim the same.

(c)THE COMPANY (AND BY ITS ACCEPTANCE HEREOF, THE HOLDER) HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS NOTE OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS NOTE, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND THE COMPANY (AND BY ITS ACCEPTANCE HEREOF, THE HOLDER) HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE COMPANY OR THE HOLDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE COMPANY AND THE HOLDER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(d)The Company agrees that the process by which any suit, action or proceeding is begun in connection with this Note may be served on it at its principal place of business in the United States. If the Company ceases to have a principal place of business in the United States, it shall immediately appoint a further Person in the United States to accept service of process on its behalf in such jurisdiction. Nothing contained herein shall affect the right of the Company or the Holder to serve process in any other manner permitted by law.

Section 10.5.Successors. All agreements of the Company in this Note shall bind its successor.

Section 10.6.Severability. If any one or more of the provisions contained in this Note shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note and such provision shall be interpreted to the fullest extent permitted by the law; provided that the Company and the Holder shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 10.7.Headings, etc. The headings of the Articles and Sections of this Note have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 10.8.Non-Waiver; Remedies Cumulative. The Holder shall not, by any act of omission or commission, be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by the Holder and then only to the extent specifically set forth therein; a waiver on one occasion shall not, except as specifically set forth therein, be construed as continuing or as a bar to or waiver of a right or remedy on any other occasion. All remedies conferred upon the Holder by this Note shall be cumulative and none is exclusive, and such remedies may be exercised concurrently or consecutively at the Holder’s option.

Section 10.9.Waiver. The Company hereby waives presentment for payment, protest and demand, and, except as specifically set forth or required herein or hereunder, notice of protest, intent, demand, dishonor and nonpayment of this Note and all other notices of any kind.

Section 10.10.Assignment. Subject to Section 6.3, this Note and the rights, duties and obligations hereunder may not be assigned or delegated by the Company without the prior written consent of the Holder.

Section 10.11.Rights. For the avoidance of doubt, notwithstanding anything in this Note to the contrary, this Note will not, in and of itself, give the Holder any right to vote Common Shares or any right to receive any dividends or other distributions that are made or paid to the holders of Common Shares.

Section 10.12.Entire Agreement. This Note and the agreements, documents and instruments executed in connection herewith, constitute the entire agreement of the Company and the Holder with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the Company and the Holder, whether oral or written, with respect to the subject matter hereof.

Section 10.13.Time of the Essence. Time is of the essence with respect to all of the obligations and agreements specified in this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first above written.

WESTROCK COFFEE COMPANY

By:
Name:	T. Christopher Pledger
Title:	Chief Financial Officer

[Signature Page to Convertible Note]

EXHIBIT A

[FORM OF ASSIGNMENT AND ACCEPTANCE]

The undersigned Holder, hereby * to (herein called the “Assignee”),      *      interest of the undersigned in this Note, with the effect and subject to the provisions set forth in this Note, such assignment to be effected by delivery of this Note to the Company with this assignment properly completed in accordance with the terms and conditions of this Note, such transfer or assignment to become effective on, and not to be effective for any purpose until, the Company has acknowledged such transfer or assignment and executed and delivered a new Note to the (partial) Assignee registered in the name of the (partial) Assignee (and, in the case of a partial assignment, a new Note to the undersigned Holder).

Dated:
Signature
(Use exact name of Holder as shown on this Note)

Fill in for registration of new Note:

Please print address of Assignee (including zip code)

Signature of Assignee

*	Insert, as appropriate, the words “transfers,” “assigns,” or followed by a description of the obligation, “pledges as security for.”
**	Insert, as appropriate, the words “(100%) the entire” or, preceded by a percentage less than 100% in parentheses, “a partial.”

Notice of the foregoing assignment is hereby acknowledged and approved.

[WESTROCK COFFEE COMPANY]
By:

Dated: